Exhibit 10.1

SETTLEMENT AND RELEASE AGREEMENT

THIS SETTLEMENT AND RELEASE AGREEMENT (the “Agreement”) is effective as of June 17, 2019, by and between EDISON NATION, INC.., a Nevada corporation (the “Company”), and FIRSTFIRE GLOBAL OPPORTUNITIES FUND, LLC (“NOTEHOLDER”).

WHEREAS, the parties are party to certain (1) Senior Convertible Promissory Note, dated as of March 6, 2019 in the principal amount of $560,000 (the “Note”); (2) Securities Purchase Agreement dated March 6, 2019and (3) all other documents entered into in connection therewith, including but not limited to instruction letters, a confession of judgment, and other agreements entered into in relation thereto (items 1 through 3, collectively, the “Transaction Documents”); and

WHEREAS, the parties desire to terminate the Transaction Documents and fully and finally settle all claims between them with respect to the Transaction Documents on the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the premises set forth above and other good and valuable consideration and forbearances, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	Consideration; Delivery. Upon the execution and delivery of this Agreement, the Company agrees to pay to NOTEHOLDER the total amount of FIVE HUNDRED AND SIXTY-SIX THOUSAND DOLLARS US ($566,000) (the “Cash Payment”) and issue fifteen thousand (15,000) shares of restricted common stock of the Company (the “Shares”) (the Cash Payment and the issuance of the Shares shall collectively be referred to herein as the “Settlement Amount”) on or before JUNE 18, 2019 (the “Deadline”). If NOTEHOLDER does not receive the Settlement Amount (which includes both the Cash Payment and the Shares) on or before the Deadline, then this Agreement shall be null and void and of no further force or effect at the option of the NOTEHOLDER.

2.	Termination of Transaction Documents. It is agreed and acknowledged that upon NOTEHOLDER’s receipt of the Settlement Amount on or before the Deadline, all Transaction Documents shall be terminated and cancelled in full and rendered null and void and of no further force or effect including but not limited to the termination of any and all reserve shares set forth in the original agreement between Company and NOTEHOLDER. Upon NOTEHOLDER’s receipt of the Settlement Amount on or before the Deadline all past, current, or future obligations of the parties under the Transaction Documents shall be extinguished, except as otherwise expressly set forth in this Agreement. NOTEHOLDER acknowledges and agrees upon NOTEHOLDER’s receipt of the Settlement Amount on or before the Deadline, it shall have no surviving right, title or interest in or to the Transaction Documents (or any shares issuable upon the conversion thereof).

3.	Satisfaction of Condition. The parties hereby agree that the Company’s payment of the Settlement Amount on or before the Deadline satisfies the Company’s obligations under the Transaction Documents in full.

4.	Release, Waiver and Covenant Not to Sue. Subject to the receipt of the Settlement Amount by NOTEHOLDER as set forth in Section 1, and in consideration of the mutual covenants and agreements contained in this Agreement, each party, for itself and its current, former and future subsidiaries, affiliates, related entities, creditors, fiduciaries, predecessors, successors, officers, directors, managers, members, stockholders, agents, employees, and assigns, hereby releases, waives and forever discharges the other party and each of its affiliates and their respective members, shareholders, officers, directors, agents and employees, from any and every action, cause of action, complaint, claim, demand, administrative charge, legal right, compensation obligation, damages (including exemplary or punitive damages), benefits, liability, costs and/or expenses (including attorneys’ fees), that such party has, may have, or may be entitled to against the other party, whether legal, equitable or administrative, whether known or unknown, whether past, current or future, which arise directly or indirectly out of, or are related in any way to, the Transaction Documents but specifically excluding any disputes that may arise out of this Agreement. This Agreement is intended as a general release, representing a full and complete disposition and satisfaction of the parties’ real or alleged legal obligations to each other relating to, arising from or connected with the Transaction Documents, subject to NOTEHOLDER’s receipt of the Settlement Amount on or before the Deadline.

5.	Waiver of Notice. Upon NOTEHOLDER’s receipt of the Settlement Amount on or before the Deadline, NOTEHOLDER hereby waives any right under the Transaction Documents to receive notice of any of the transactions related thereto.

6.	Release Applies To All Claims. Each party expressly agrees and understands that the release given by it pursuant to this Agreement applies to all unknown, unsuspected, and unanticipated rights, claims, liabilities, and causes of action which it may have against any of the applicable set of releasees with respect to the Transaction Documents, and this release shall be fully effective upon NOTEHOLDER’s receipt of the Settlement Amount on or before the Deadline, even in the event that either party hereafter discovers facts in addition to, or different from, those which it now knows or believes to be true.

7.	Representations and Warranties.

(a)	NOTEHOLDER represents and warrants the following:

(i)  it has not exercised or purported to exercise its right to convert the Note in whole or in part into any shares of the Company’s common stock;

(ii) it is the sole owner and holder of the Note and all other Transaction Documents, has possession, custody, and control of the Note, and has not assigned, transferred, sold, pledged, conveyed or otherwise disposed of (or attempted any of the foregoing with respect to) the Note (or any shares convertible thereunder) or rights or interests under any of the Transaction Documents;

(iii) NOTEHOLDER has not pledged, hypothecated, sold, delivered, deposited under any agreement, transferred or assigned, or disposed of in any manner, any rights or interests in the Note and other Transaction Documents ;

(iv) Subject to NOTEHOLDER’s receipt of the Settlement Amount on or before the Deadline, NOTEHOLDER shall mark the original Note “TERMINATED” and shall deliver the Note via electronic mail to the Company within three (3) business days of receipt of the Settlement Amount, without requiring any additional consideration therefor;

(v) it has all necessary power and authority to execute and deliver this Agreement and to carry out its provisions;

(vi) all action on NOTEHOLDER’s part required for the lawful execution and delivery of this Agreement has been taken, and, upon its execution and delivery, this Agreement

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will be a valid and binding obligation of NOTEHOLDER, enforceable in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights and (ii) as limited by general principles of equity that restrict the availability of equitable remedies.

(b)	The Company represents and warrants the following:

(i)  It has all necessary power and authority to execute and deliver this Agreement and to carry out its provisions;

(ii) all action on the Company’s part required for the lawful execution and delivery of this Agreement has been taken, and, upon its execution and delivery, this Agreement will be a valid and binding obligation of the Company, enforceable in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights and (ii) as limited by general principles of equity that restrict the availability of equitable remedies.

8.	Miscellaneous.

(a)     Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties, provided, however, that any assignment hereunder must be acknowledged in a signed writing by both the Company and NOTEHOLDER. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties to this Agreement or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

(b)     Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but both of which together shall constitute one and the same instrument. Counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

(c)     Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada. The parties agree that any action brought by either party to interpret or enforce any provision of this Agreement shall be brought in, and each party agrees to, and does hereby, submit to the jurisdiction and venue of, the state or federal courts located in New York, NY.

(d)	Interpretation. For the purposes of this Agreement:

(i)   headings used in this Agreement are for convenience of reference only and shall not, for any purpose, be deemed a part of this Agreement

(ii)  references to a Section refers to a Section of this Agreement, unless specified otherwise;

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(iii)   the words “includes” and “including” shall not be construed so as to exclude any other thing to referred to or described;

(iv)  the definition given for any term shall apply equally to both singular and plural forms of the term defined;

(v)   unless the context otherwise requires; (i) references to an agreement, instrument or other document (including this Agreement) mean such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (ii) references to a statute means such statute as amended from time to time and includes any successor legislation thereto and any rules and regulations promulgated thereunder; and

(vi)  this Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.

(e)     Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of (i) personal delivery to, or other actual receipt by, the party to be notified and (ii) when sent, if sent by electronic mail during normal business hours of the recipient, or, if not sent during the recipient’s normal business hours, then on the recipient’s next business day. All communications shall be sent to the respective parties at their addresses or e-mail addresses as set forth on the signature page, or to such address or e-mail address as subsequently modified by written notice given in accordance with this Section 7(e).

(f)     Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes and merges all prior agreements or understandings, whether written or oral. Upon NOTEHOLDER’s receipt of the Settlement Amount on or before the Deadline, all provisions of, rights granted and covenants made in the Transaction Documents are hereby waived, released and superseded in their entirety and shall have no further force or effect. The parties acknowledge that each party has not relied, in deciding whether to enter into this Agreement on this Agreement’s expressly stated terms and conditions, on any representations, warranties, covenants, undertakings, commitments, promises or agreements, which are not expressly set forth within this Agreement.

(g)    Amendment. This Agreement may not be amended, modified or revoked, in whole or in part, except by an agreement in writing signed by each of the parties hereto.

(h)    Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then

(i) such provision shall be excluded from this Agreement, (ii) the balance of this Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of this Agreement shall be enforceable in accordance with its terms.

(i)       Attorneys’ Fees and Costs. Each party shall be responsible for all of its own legal fees and costs, including but not limited to those incurred in connection with the negotiation, preparation and entering into of this Agreement.

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(j)       Representation by Counsel; No Coercion. Each of NOTEHOLDER and the Company hereby acknowledge, represent, and warrant that it has, in connection with this Agreement and all matters, claims and disputes within the scope of this Agreement, been represented by, consulted with and advised by qualified and competent legal counsel, before the execution of this Agreement. Each party confirms that it has read this Agreement carefully, and understands the import and substance of each and all of the terms set forth in this Agreement. Each party understands and agrees that if any of the facts or matters upon which it now relies in making this Agreement hereafter prove to be otherwise, this Agreement will nonetheless remain in full force and effect. Each party is entering this Agreement voluntarily, without any coercion, and based upon such party’s own judgment.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

EDISON NATION, INC.

	By:	/s/ Chris Ferguson
Chris Ferguson, CEO

cferguson@edisionnation.com

with a copy to: legal@edisonnation.com

NOTEHOLDER

FIRSTFIRE GLOBAL OPPORTUNITIES FUND, LLC

	By:	/s/ Eli Fireman
Eli Fireman, Authorize
Member/Officer/Manager/Signatory
eli@firstfirecap.com

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